UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2025

NI Holdings, Inc.
(Exact name of registrant as specified in its charter)
North Dakota	001-37973	81-2683619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1101 First Avenue North Fargo, North Dakota
(Address of principal executive offices)

58102
(Zip code)

(701) 298-4200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NODK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On October 10, 2025, Seth C. Daggett, President and Chief Executive Officer of NI Holdings, Inc. (the “Company”) and the Company agreed that Mr. Daggett’s last date of employment as Chief Executive Officer was October 10, 2025. Mr. Daggett also resigned as a member of the Company’s Board of Directors, and officer and director roles at various subsidiaries of the Company, effective October 10, 2025. Because Mr. Daggett’s departure is the result of a termination without cause as defined in his employment agreement, the Company expects to pay approximately $2.5 million in severance payments to Mr. Daggett, subject to the Company and Mr. Daggett entering into a mutually agreeable separation agreement. In addition, the Company expects to continue to pay Mr. Daggett’s health benefits for 24 months or, in the alternative, pay to him an amount equal to the cost of obtaining such coverage.

Appointment of Chief Executive Officer

On October 10, 2025, the Company appointed Cindy L. Launer, a member of the Company’s Board of Directors, as the Company’s President and Chief Executive Officer, effective October 10, 2025. The Board of Directors is in the process of determining Ms. Launer’s compensation for her service as Chief Executive Officer. Once approved by the Board of Directors, Ms. Launer’s compensation will be disclosed in an amendment to this Current Report on Form 8-K. Ms. Launer will continue to serve as a member of the Board of Directors but will not receive additional compensation for her service as a director.

There are no family relationships between Ms. Launer and any director or executive officer of the Company, and Ms. Launer does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Launer, age 54, has served on the Board of Directors of NI Holdings, Inc. since her appointment in November 2019 and previously served as the Company’s Chief Executive Officer from August 26, 2024 through November 30, 2024. Ms. Launer was employed by American International Group (“AIG”) from April 2007 until her retirement in June 2018. At AIG, she served in various roles including financial planning and analysis, capital projects, financial communications, Chief of Staff to the CEO, and finally Chief Operating Officer of the AIG commercial insurance business. Prior to joining AIG, she held progressive audit, finance, investor relations, and chief of staff roles at MetLife and Deloitte & Touche LLP. Ms. Launer graduated from Florida Southern College with a Bachelor of Science degree in Finance and Marketing and earned her Bachelor of Science degree in Accounting from International College.

Item 7.01. Regulation FD Disclosure.

On October 10, 2025, the Company issued a press release announcing the departure of Mr. Daggett and the appointment of Ms. Launer as Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated October 10, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NI Holdings, Inc.

Date: October 10, 2025	By:	/s/ Matthew J. Maki
Matthew J. Maki
Chief Financial Officer

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